                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -----------

                                  SCHEDULE 13G

                              (AMENDMENT NO. 1)(1)



                                 BRADLEES, INC.
                 -----------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                      -------------------------------------
                         (Title of Class of Securities)

                                    104499207
            -----------------------------------------------------------
                                 (CUSIP Number)




--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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-------------------------                                 ----------------------
CUSIP NO.  104499207                  13G                  Page 2 of 13 Pages
-------------------------                                 ----------------------


---------------  ---------------------------------------------------------------

1                NAMES OF REPORTING PERSONS

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gemina Partners, L.P.

---------------  ---------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]

                                                                         (b) [ ]

---------------  ---------------------------------------------------------------

3                SEC USE ONLY

---------------  ---------------------------------------------------------------

4                CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware

-------------------------------------------------------------------------------

                  Number of       5       SOLE VOTING POWER
                   Shares
                 Beneficially                   0
                  Owned by        ---------------------------------------------
                    Each          6      SHARED VOTING POWER
                 Reporting
               Person with                   656,000
                                  ---------------------------------------------
                                  7      SOLE DISPOSITIVE POWER

                                                0
                                  ---------------------------------------------

                                  8      SHARED DISPOSITIVE POWER

                                              656,000
---------------  ---------------------------------------------------------------

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    656,000

---------------  ---------------------------------------------------------------

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                              [ ]
---------------  ---------------------------------------------------------------

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                   6.7%
---------------  ---------------------------------------------------------------

12               TYPE OF REPORTING PERSON

                                   PN
---------------  ---------------------------------------------------------------



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----------------------------                  ----------------------------------

CUSIP NO.  104499207                 13G              Page 3 of 13 Pages
----------------------------                  ----------------------------------


---------------  ---------------------------------------------------------------

1                NAMES OF REPORTING PERSONS

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gemina Capital Management, L.L.C.

---------------  ---------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]

                                                                         (b) [ ]

---------------  ---------------------------------------------------------------

3                SEC USE ONLY

---------------  ---------------------------------------------------------------

4                CITIZENSHIP OR PLACE OF ORGANIZATION

                             New York

--------------------------------------------------------------------------------

                 Number of          5              SOLE VOTING POWER
                   Shares
                Beneficially
                  Owned by                                 0
                    Each
                 Reporting          -------------------------------------------
                Person with
                                    6           SHARED VOTING POWER

                                                        656,000
                                    -------------------------------------------

                                    7          SOLE DISPOSITIVE POWER

                                                           0
                                    -------------------------------------------
                                    8          SHARED DISPOSITIVE POWER

                                                         656,000
---------------  ---------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       656,000

---------------  ---------------------------------------------------------------

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                              [ ]

---------------  ---------------------------------------------------------------

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       6.7%
---------------  ---------------------------------------------------------------

12               TYPE OF REPORTING PERSON

                       OO
--------------  ----------------------------------------------------------------



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----------------------                             -----------------------------

CUSIP NO.  104499207                13G                 Page 4 of 13 Pages
----------------------                             -----------------------------

---------------  ---------------------------------------------------------------

1                NAMES OF REPORTING PERSONS

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Leonard E. Schuster

---------------  ---------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]

                                                                         (b) [ ]

---------------  ---------------------------------------------------------------

3                SEC USE ONLY

---------------  ---------------------------------------------------------------

4                CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.A.

-------------------------------------------------------------------------------

             Number of       5         SOLE VOTING POWER
               Shares
            Beneficially                     0
              Owned by
                Each         ---------------------------------------------------
             Reporting
            Person with      6         SHARED VOTING POWER

                                            859,500

                             ---------------------------------------------------

                             7        SOLE DISPOSITIVE POWER

                                              0

                             ---------------------------------------------------

                             8        SHARED DISPOSITIVE POWER

                                            859,500

---------------  ---------------------------------------------------------------

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       859,500

---------------  ---------------------------------------------------------------

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                              [ ]

---------------  ---------------------------------------------------------------

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       8.8%
---------------  ---------------------------------------------------------------

12               TYPE OF REPORTING PERSON

                       IN

---------------  ---------------------------------------------------------------



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------------------------                    ------------------------------------

CUSIP NO.  104499207              13G            Page 5 of 13 Pages
------------------------                    ------------------------------------

---------------  ---------------------------------------------------------------

1                NAMES OF REPORTING PERSONS

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Steven J. Schuster

---------------  ---------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]

                                                                         (b) [ ]

---------------  ---------------------------------------------------------------

3                SEC USE ONLY

---------------  ---------------------------------------------------------------

4                CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.A.

--------------------------------------------------------------------------------

       Number of            5    SOLE VOTING POWER
         Shares
      Beneficially                        0
        Owned by
          Each             -----------------------------------------------------
       Reporting
      Person with           6    SHARED VOTING POWER

                                          861,900
                           -----------------------------------------------------

                            7   SOLE DISPOSITIVE POWER

                                          0
                           -----------------------------------------------------

                            8  SHARED DISPOSITIVE POWER

                                          861,900

--------------------------------------------------------------------------------

9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       861,900

---------------  ---------------------------------------------------------------

10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                              [ ]
---------------  ---------------------------------------------------------------

11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       8.8%
---------------  ---------------------------------------------------------------

12               TYPE OF REPORTING PERSON

                       IN

---------------  ---------------------------------------------------------------


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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 6 of 13 Pages
------------------------                        --------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Bradlees, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Bradlees Circle
                  Braintree, Massachusetts 02184

ITEM 2(a).        NAME OF PERSONS FILING:

                  Gemina Partners, L.P.
                  Gemina Capital Management, L.L.C.
                  Leonard E. Schuster
                  Steven J. Schuster

     Reference is made to the Joint Filing Agreement of the Reporting Persons, attached as Exhibit 1 to the original filing of this statement on Schedule 13G, filed pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended.

ITEM 2(b).        ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

                  900 Third Avenue, 2nd Floor
                  New York, New York 10022

ITEM 2(c).        CITIZENSHIP:

                  Gemina Partners, L.P.: Delaware
                  Gemina Capital Management, L.L.C.: New York
                  Leonard E. Schuster:  U.S.A.
                  Steven J. Schuster:  U.S.A.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  104499207

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act.


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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 7 of 13 Pages
------------------------                        --------------------------------


               (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E).

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4. OWNERSHIP:

          The number of shares shown below as beneficially owned by each of the Reporting Persons, and the percentage of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage ownership of the Reporting Persons is based on 9,780,347 outstanding shares of Common Stock of the Issuer as of December 7, 1999, as reported in the Issuer's report on Form 10-Q for the quarterly period ended October 30, 1999.

     Gemina Partners, L.P.

     (a)  Amount Beneficially Owned:  656,000
     (b)  Percent of Class:  6.7%
     (c)  Number of shares as to which such person has:
          (i)    sole power to vote or to direct the vote:  0
          (ii)   shared power to vote or to direct the vote:  656,000
          (iii)  sole power to dispose or to direct the disposition of:  0
          (iv)   shared power to dispose or to direct the disposition of:
                 656,000

     Gemina Capital Management, L.L.C.

     (a)  Amount Beneficially Owned:  656,000
     (b)  Percent of Class:  6.7%
     (c)  Number of shares as to which such person has:
          (i)    sole power to vote or to direct the vote:  0

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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 8 of 13 Pages
------------------------                        --------------------------------

          (ii)   shared power to vote or to direct the vote:  656,000
          (iii)  sole power to dispose or to direct the disposition of:  0
          (iv)   shared power to dispose or to direct the disposition of:
                 656,000

     As the general partner of Gemina Partners, L.P. ("Gemina Partners") Gemina Capital Management, L.L.C. may be deemed to be the indirect beneficial owner of the 656,000 shares of the Issuer's Common Stock directly held by Gemina Partners.

Leonard E. Schuster

(a)      Amount Beneficially Owned:  859,500
(b)      Percent of Class:  8.8%
(c)      Number of shares as to which such person has:
          (i)    sole power to vote or to direct the vote:  0
          (ii)   shared power to vote or to direct the vote:  859,500
          (iii)  sole power to dispose or to direct the disposition of:  0
          (iv)   shared power to dispose or to direct the disposition of:
                 859,500

     As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 656,000 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company that they jointly control.

Steven J. Schuster

(a)       Amount Beneficially Owned:  861,900
(b)       Percent of Class:  8.8%
(c)       Number of shares as to which such person has:  861,900
          (i)    sole power to vote or to direct the vote:  0
          (ii)   shared power to vote or to direct the vote:  861,900
          (iii)  sole power to dispose or to direct the disposition of:  0
          (iv)   shared power to dispose or to direct the disposition of:
                 861,900

     As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 656,000 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company that they jointly control. The shares of the Issuer's Common Stock shown as

------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 9 of 13 Pages
------------------------                        --------------------------------

beneficially owned by Steven Schuster also include 2,400 shares that are directly held by his spouse, Michele Schuster. Steven Schuster disclaims beneficial ownership of such 2,400 shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable.

ITEM 10.  CERTIFICATION:

     By signing below, each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.


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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 10 of 13 Pages
------------------------                        --------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 2, 2000

                                        GEMINA PARTNERS, L.P.

                                        By: Gemina Capital Management, L.L.C.


                                            By: /s/ Leonard E. Schuster
                                                -------------------------------
                                                Name:  Leonard E. Schuster
                                                Title: Managing Member


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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 11 of 13 Pages
------------------------                        --------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 2, 2000

                                             GEMINA CAPITAL MANAGEMENT, L.L.C.


                                             By: /s/ Leonard E. Schuster
                                                 ------------------------------
                                                 Name:  Leonard E. Schuster
                                                 Title: Managing Member

------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 12 of 13 Pages
------------------------                        --------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 2, 2000

                                                      /s/ Leonard E. Schuster
                                                      -------------------------
                                                      Leonard E. Schuster


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------------------------                        --------------------------------

CUSIP NO.  104499207                  13G               Page 13 of 13 Pages
------------------------                        --------------------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 2, 2000

                                                    /s/ Steven J. Schuster
                                                    ---------------------------
                                                    Steven J. Schuster